Exhibit 23.1


              CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K, of United States Cellular Corporation of our report dated February 7, 1994 (except with respect to the matters discussed in the fifth, seventh and eighth paragraphs of Note 3, as to which the date is October 17, 1994), on the consolidated financial statements of United States Cellular Corporation and Subsidiaries (the "Company") included in the Company's 1993 Annual Report to Shareholders, to the inclusion in this Form 10-K, of our report dated February 7, 1994 (except with respect to the matters discussed in the fifth, seventh and eighth paragraphs of Note 3, as to which the date is October 17, 1994), on the financial statement schedules of the Company, and to the inclusion of our compilation report dated February 11, 1994 (except with respect to the matters discussed in the third, fifth and sixth paragraphs of Note 7, as to which the date is October 17, 1994), on the combined financial statements of the Los Angeles SMSA Limited Partnership, the Nashville/Clarksville MSA Limited Partnership and the Baton Rouge MSA Limited Partnership, and to the incorporation of such reports into the Company's previously filed S-4 Registration Statement, File No. 33-41826, and into the Company's previously filed S-8 Registration Statements, File No. 33-30327, File No. 33-38129, File No. 33-42558, and
   File No. 33-53940.



                                              ARTHUR ANDERSEN LLP

   Chicago, Illinois
   November 2, 1994
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